UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Rule 14a–101)

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

BWAY HOLDING COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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These Definitive Additional Materials on Schedule 14A are being filed pursuant to a memorandum of understanding regarding the settlement of certain litigation relating to the Agreement and Plan of Merger (the “Merger Agreement”), dated March 28, 2010, by and among BWAY Holding Company (the “Company”), Picasso Parent Company, Inc., a Delaware corporation (“Parent”), and Picasso Merger Sub, Inc., a Delaware corporation (“Merger Sub”), providing for the merger (the “Merger”) of Merger Sub with and into the Company.

On April 5, 2010, a putative stockholder class action, styled Rebecca Clark v. BWAY Holding Company, et al., 2010CV183869, was filed in the Superior Court of Fulton County, in the State of Georgia, against the Company, the members of its board of directors, one of the Company’s other officers, Madison Dearborn Partners, LLC (“MDP”), Parent and Merger Sub, asserting that the directors and the officer breached their fiduciary duties, and asserting that the Company and MDP aided and abetted those alleged breaches of duty. On April 30, 2010, plaintiff Clark filed an amended complaint also asserting, among other things, that the Company’s directors had breached their duty of disclosure in the Preliminary Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) by the Company on April 13, 2010 (the “Preliminary Proxy Statement”). On April 30, 2010, plaintiff Clark filed a motion for a temporary restraining order, seeking, among other things, disclosure-based relief in advance of the June 8, 2010 Special Meeting of the Company’s stockholders. No hearing was held on this motion. On June 1, 2010, we entered into a memorandum of understanding with the plaintiff regarding the settlement of this action.

The Company believes that no further supplemental disclosure is required under applicable laws; however, to avoid the risk of the putative stockholder class action delaying or adversely affecting the Merger and to minimize the expense of defending such action, the Company has agreed, pursuant to the terms of the proposed settlement, to make certain supplemental disclosures related to the proposed Merger, all of which are set forth below. Subject to completion of certain confirmatory discovery by counsel to the plaintiff, the memorandum of understanding contemplates that the parties will enter into a stipulation of settlement. The stipulation of settlement will be subject to customary conditions, including court approval following notice to the Company’s stockholders. In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the Superior Court will consider the fairness, reasonableness, and adequacy of the settlement. If the settlement is finally approved by the court, it is anticipated that it will resolve and release all claims in all actions that were or could have been brought challenging any aspect of the proposed Merger, the Merger Agreement, and any disclosure made in connection therewith (but excluding claims for appraisal under Section 262 of the Delaware General Corporation Law). In addition, in connection with the settlement, the parties contemplate that plaintiff’s counsel will file a petition in the Superior Court for an award of attorneys’ fees and expenses to be paid by the Company or its successor, which the defendants have agreed not to oppose if it does not exceed $450,000. The Company or its successor shall pay or cause to be paid those attorneys’ fees and expenses awarded by the Superior Court. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the Superior Court will approve the settlement even if the parties were to enter into such stipulation. In such event, the proposed settlement as contemplated by the memorandum of understanding may be terminated.

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

In connection with the settlement of certain outstanding stockholder suits as described in these Definitive Additional Materials on Schedule 14A, the Company has agreed to make these supplemental disclosures to the Definitive Proxy Statement. This supplemental information should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. Defined terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement.

Background of The Merger

The following disclosure supplements the discussion at page 26 of the Preliminary Proxy Statement concerning the engagement of Sullivan & Cromwell to advise the Transaction Committee.

Because the Transaction Committee, advised by its independent counsel S&C, had the power and authority to consider, pursue and recommend to the Board a possible transaction as described on pages 26-27 of the Proxy, the Board concluded that Debevoise should continue to represent the Company in connection with any possible transaction that might be recommended to the Board by the Transaction Committee in light of Debevoise’s familiarity with the Company and the possible transaction.

The following disclosure supplements the discussion at pages 27 and 29 of the Preliminary Proxy Statement concerning decisions by various potential bidders not to pursue a transaction.

Following initial discussions between Goldman Sachs and each of Company D and Company E in late November 2009, each of Company D and Company E separately informed Goldman Sachs that an acquisition of the Company was not consistent with its respective strategic priorities at the time. On December 15, 2009, representatives of Company A indicated to Goldman Sachs that Company A was not interested in acquiring all of the Company’s Common Stock at a premium to the market price of such shares of Common Stock. On December 16, 2009, representatives of Company C contacted Goldman Sachs to state that it was no longer interested in pursuing a transaction with the Company because of Company C’s uncertainty about the future value of the Company.

The following disclosure supplements the discussion at page 30 of the Preliminary Proxy Statement concerning developments impacting the distribution of profitability between the plastic and metal segments of the Company’s business.

The developments impacting the distribution of profitability between the plastic and metal segments of the Company’s business, which the Chairman of the Board discussed with Mr. Sanders on January 20, 2010, included the unfavorable impact on the plastic segment of resin cost increases and the timing between those cost increases and the pass-through of those cost increases through higher selling prices.

The following disclosure supplements the discussion at page 31 of the Preliminary Proxy Statement concerning Company management’s updated financial projections.

The updated projections discussed during the Transaction Committee’s January 23, 2010 meeting reflected lower EBITDA margins in fiscal years 2011-2014.

The following disclosure supplements the discussion at page 31 of the Preliminary Proxy Statement concerning information provided to MDP concerning recent developments affecting the Company.

On January 25, 2010, representatives of Goldman Sachs informed MDP of the recent developments affecting the Company discussed above with respect to the distribution of profitability between the plastic and metal segments of the Company.

The following disclosure supplements the discussion at page 31 of the Preliminary Proxy Statement concerning potential transaction partners contacted by Goldman Sachs during the go-shop period.

The 35 potential transaction partners contacted by Goldman Sachs at the request of the Transaction Committee during the go-shop period included all of the 25 potential bidders identified by Goldman Sachs to the Transaction Committee in November 2009.

Financial Advisor Opinion

The comparable multiples for each of the seven Selected Companies included in the Selected Companies Analysis that appears in summary form on page 45 of the Proxy are as follows:

	Enterprise Value to Calendar Year EBITDA Multiples		Calendar Year P/E Multiples
Company	2010	2011	2010	2011
BWAY Holding Company (based on the closing price per share of the Common Stock on March 26, 2010)	6.0x	5.5x	13.0x	11.1x
Selected Companies:
Ball Corporation(1)	7.8x	7.5x	12.3x	11.1x
Crown Holdings, Inc.(2)	7.2x	6.9x	12.2x	10.8x
Greif, Inc.(3)	6.6x	N/A	12.5x	N/A
Owens-Illinois Inc.(4)	6.4x	5.8x	10.5x	8.8x
Rexam PLC	6.9x	6.4x	10.8x	9.6x
Silgan Holdings Inc.	6.1x	5.9x	13.5x	12.6x
Sonoco Products Company	6.8x	6.5x	14.5x	13.0x
Mean (the Company and Selected Companies)	6.7x	6.4x	12.4x	11.0x
Median (the Company and Selected Companies)	6.7x	6.4x	12.4x	11.1x

(1)	Reflects pro forma calculations for the acquisition of four AB InBev plants, which closed on October 1, 2009; net debt includes accounts receivable securitization facilities.
(2)	Net debt includes accounts receivable securitization facilities and asbestos liabilities.
(3)	Projected revenues for fiscal years 2011 and 2012 were based on a constant growth rate; projected EBITDA for fiscal years 2011 and 2012 were based on a constant margin.
(4)	Net debt includes accounts receivable securitization facilities and asbestos liabilities.

In the Illustrative Present Value of Future Share Price – Wall Street Research Analysis described on page 46 of the Proxy, Goldman Sachs examined the following eight most recent publicly available Wall Street analysts’ estimated 12-months’ forward-looking price targets for the Company as of March 26, 2010, which were published in February and March 2010, and discounted these price targets back by one year, using a discount rate of 14.25%, the midpoint of the range of 12.75% to 15.75%, reflecting estimates of the Company’s cost of equity. This analysis resulted in illustrative present values per share of Common Stock as follows:

Wall Street Research Analyst Estimates for BWAY Holding Company Common Stock	Estimate Date	12-months’ forward- looking price target	12-months’ forward- looking price target discounted by 14.25% (midpoint of the Company’s cost of equity estimates)
Bank of America Merrill Lynch	February 9, 2010	$25.00	$21.88
Barrington Research	February 10, 2010	$27.00	$23.63
Deutsche Bank North America	February 22, 2010	$22.00	$19.26
Goldman Sachs	March 3, 2010	$21.00	$18.38
JP Morgan	February 9, 2010	$20.00	$17.51
Keybanc Capital Markets	February 10, 2010	$20.00	$17.51
Macquarie Research	February 10, 2010	$23.00	$20.13
Robert W. Baird & Co., Inc.	February 10, 2010	$19.00	$16.63

In the Illustrative Discounted Cash Flow Analysis described on page 46 of the Proxy, Goldman Sachs calculated, among other things, indications of net present value of unlevered free cash flows (defined as adjusted EBIDTA, less taxes on income from operations before interest expense, less capital expenditures, less change in net working capital) for the Company for each of fiscal years 2010 through 2014.

In the Selected Transactions Analysis described at pages 46-47 of the Proxy, Goldman Sachs selected the following transactions in the rigid packaging industry since 1998 and calculated and compared, based on publicly available information, the enterprise value (EV) of each transaction as a multiple of the last twelve months’ (“LTM”) sales, EBITDA and earnings before interest and taxes (“EBIT”) as follows:

EV of the transaction as a multiple of:
Selected Transaction	LTM Sales	LTM EBITDA		LTM EBIT
Ball Corporation’s acquisition of certain of AB InBev’s beverage can manufacturing assets in 2009(1)	0.8x	6.1x		N/A
Silgan Holdings Inc.’s acquisition of Amcor Limited’s White Cap metal closures business in 2006	0.9x	6.0x		N/A
Ball Corporation’s acquisition of U.S. Can Corporation’s aerosol and other rigid cans business in 2006	1.0x	6.7x	(2)	N/A
BWAY Corporation’s acquisition of North America Packaging Corporation in 2004	1.0x	7.5x		N/A
Silgan Holdings Inc.’s acquisition of Amcor White Cap, LLC in 2003	N/A	5.5x		N/A
Rexam PLC’s acquisition of Latasa S.A. in 2003(3)	1.3x	5.0x		7.0x	(4)
Kelso & Company, L.P.’s acquisition of BWAY Corporation in 2002	0.6x	5.8x		9.7x
Ball Corporation’s acquisition of Schmalbach-Lubeca in 2002	0.9x	5.2x		8.7x
Allianz Capital Partners GmbH’s acquisition of Schmalbach-Lubeca in 2000	0.9x	6.2x		17.3x
Rexam PLC’s acquisition of American National Can in 2000	0.9x	5.9x		8.9x
Berkshire Partners LLC’s acquisition of U.S. Can Corporation in 2000(5)	0.7x	5.6x		8.3x
Ball Corporation’s acquisition of Reynolds Metals Company in 1998	1.0x	6.6x		13.5x

(1)	Multiples are on a one-year forward (and not LTM) basis.
(2)	LTM EBITDA as of October 2005 and excludes early extinguishment of debt and special charges.
(3)	Approximate multiples based on blended 2002 and 2003 Latasa SA financials.
(4)	Reflects LTM EBITA as EBIT was not disclosed.
(5)	Reflects pro forma calculations for the acquisition of May Verpackungen GmbH & Co.

In performing the Illustrative Leveraged Buyout Analysis described at page 47 of the Proxy, Goldman Sachs assumed hypothetical financial buyer purchase prices per share of Common Stock ranging from $18.50 to $20.00, which reflected illustrative implied entry multiples based on projected LTM EBITDA as of June 30, 2010, ranging from 6.1x to 6.4x and implied transaction multiples including estimated fees, expenses, and financing costs ranging from 6.7x to 7.1x LTM EBITDA. Goldman Sachs also assumed, based on guidance from the Company, that the financial buyer would receive the benefit of potential net operating loss carrybacks. This analysis indicated that the Per Share Merger Consideration to be paid to the holders of Common Stock pursuant to the Merger Agreement reflects an implied transaction multiple, inclusive of fees, expenses, and financing costs, of 7.1x LTM EBITDA. Based on a range of illustrative exit multiples of 5.0x to 6.5x for the assumed exit at the end of fiscal year 2014, which reflect illustrative implied prices at which a hypothetical financial buyer might exit its investment through a sale transaction, this analysis resulted in illustrative internal rate of equity returns to a hypothetical financial buyer ranging from 12.8% to 26.1%. These illustrative ranges of LTM EBITDA exit multiples were derived by Goldman Sachs utilizing its professional judgment and experience taking into account that, for the period from the Company’s IPO on June 12, 2007 through March 26, 2010, the Company had traded at an average FY+1 EV to EBITDA multiple of 5.5x and an average multiple of 5.6x for the twelve months ended March 26, 2010.

Pursuant to the terms of the engagement letter, the Company has agreed to pay Goldman Sachs a transaction fee of approximately $9 million, of which $3 million became payable upon execution of the Merger Agreement and the remainder of which is contingent upon consummation of the Merger.

FORWARD-LOOKING STATEMENTS

This filing contains statements (including information included or incorporated by reference herein) that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to the Company’s expectations, beliefs and strategies regarding the future. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond the Company’s control and could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors could adversely affect the Company’s future financial performance and cause actual results to differ materially from the Company’s expectations, including uncertainties associated with the proposed sale of the Company to affiliates of MDP, the anticipated timing of filings and approvals relating to the transaction, the expected timing of completion of the transaction, the ability of third parties to fulfill their obligations relating to the proposed transaction, the ability of the parties to satisfy the conditions to closing of the merger agreement to complete the transaction and the risk factors discussed from time to time by the Company in reports filed with the SEC. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company’s Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

ADDITIONAL INFORMATION ABOUT THE PROPOSED MERGER TRANSACTION

This filing may be deemed to be solicitation material in respect of the proposed Merger. In connection with the proposed Merger, on May 7, 2010 the Company filed with the SEC a definitive proxy statement on Schedule 14A. In addition, the Company will file with, or furnish to, the SEC all other relevant materials. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH, OR FURNISHED TO, THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The definitive proxy statement has been mailed to shareholders of record of the Company as of May 6, 2010. Investors and security holders are able to obtain a copy of the definitive proxy statement and other documents filed by the Company free of charge from the SEC’s website, www.sec.gov. The Company’s shareholders will also be able to obtain, without charge, a copy of the definitive proxy statement and other relevant documents by directing a request by mail or telephone to Jeff O’Connell, BWAY Holding Company, 8607 Roberts Drive, Suite 250, Atlanta, GA 30350, telephone: 770-645-4800, or from the Company’s website, www.bwaycorp.com.

The Company and its directors and executive officers are deemed to be participants in the solicitation of proxies in respect of the proposed Merger. Additional information regarding the interests of such participants is included in the definitive proxy statement.